Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 23, 2010 with respect to the financial statements and internal control over financial reporting included in the Annual Report of Pharmasset, Inc. on Form 10-K for the year ended September 30, 2010. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 9, 2011